FOR IMMEDIATE RELEASE	Contacts:	Media Relations
Chris Barnes, (972) 673-5539
Investor Relations
Heather Catelotti, (972) 673-5869

DR PEPPER SNAPPLE GROUP ANNOUNCES APPOINTMENT OF DIRECTOR

PLANO, Texas, Nov. 18, 2014 – Dr Pepper Snapple Group, Inc. (NYSE: DPS) today announced that Dunia Shive has joined the company’s board of directors.

Ms. Shive, 53, is currently serving as a senior vice president of Gannett Co. Inc. She previously served as president and CEO of Belo Corp. from 2008 to 2013, when it was acquired by Gannett. She joined Belo in 1993 and served in various leadership positions prior to becoming president and CEO.

“Dunia’s experience leading a highly respected, publicly-held media company in an evolving industry, as well as her finance and accounting background, will bring valuable insights to the Dr Pepper Snapple board,” said Wayne R. Sanders, DPS chairman. “We are looking forward to her contributions on behalf of our shareholders.”

Ms. Shive has served as a director of Trinity Industries, Inc. since March 2014. She also serves as a member of the Associated Press board of directors, where she serves as chair of the audit committee, and as a trustee of the Belo Foundation. She holds a Bachelor of Business Administration degree in accounting from Texas Tech University and in 2008 was recognized by the university as a Distinguished Alumna.

About Dr Pepper Snapple Group
Dr Pepper Snapple Group (NYSE: DPS) is a leading producer of flavored beverages in North America and the Caribbean. Our success is fueled by more than 50 brands that are synonymous with refreshment, fun and flavor. We have 6 of the top 10 non-cola soft drinks, and 13 of our 14 leading brands are No. 1 or No. 2 in their flavor categories. In addition to our flagship Dr Pepper and Snapple brands, our portfolio includes 7UP, A&W, Canada Dry, Clamato, Crush, Hawaiian Punch, Mott’s, Mr & Mrs T mixers, Peñafiel, Rose’s, Schweppes, Squirt and Sunkist soda. To learn more about our iconic brands and Plano, Texas-based company, please visit DrPepperSnapple.com. For our latest news and updates, follow us at Facebook.com/DrPepperSnapple or Twitter.com/DrPepperSnapple.

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